Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
IAA, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-232497) on Form S-8 of IAA, Inc. of our report dated February 28, 2022, with respect to the consolidated balance sheets of IAA, Inc. as of January 2, 2022 and December 27, 2020, the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 2, 2022, and the related notes, and the effectiveness of internal control over financial reporting as of January 2, 2022, which report appears in the January 2, 2022 annual report on Form 10-K of IAA, Inc.

The Company acquired SYNETIQ Ltd. during 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 2, 2022, SYNETIQ Ltd.’s internal control over financial reporting associated with total assets of 12% and total revenues of 2% included in the consolidated financial statements of the Company as of and for the year ended January 2, 2022. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of SYNETIQ Ltd.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2022